Exhibit 4.2

DESCRIPTION OF SECURITIES

Muzinich Corporate Lending Income Fund, Inc. (the “Company,” “we,” “us,” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.001 per share (“Common Stock”).

The following description of the Company’s common stock is based on the relevant provisions of the Delaware General Corporation Law (the “DGCL”), the Investment Company Act of 1940, as amended (together with the rules and regulations promulgated thereunder, the “1940 Act”), the Company’s certificate of incorporation (the “Charter”) and the Company’s bylaws (the “Bylaws”). This summary describes the provisions deemed to be material, but is not necessarily complete, and you should refer to the DGCL, 1940 Act and our Charter and Bylaws for a more detailed description of the provisions summarized below.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

General

The Company’s authorized stock consists of 1,000,000 shares of Common Stock, par value $0.001 per share and 15,000 shares of preferred stock, par value $0.001 per share. There is currently no market for the Common Stock, and the Company can offer no assurances that a market for its Common Stock will develop in the future. There are no outstanding options or warrants to purchase the Company’s Common Stock. No stock has been authorized for issuance under any equity compensation plans. Under Delaware law, stockholders generally are not personally liable for the debts or obligations of the Company.

Common Stock

All shares of Common Stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and non-assessable. Distributions may be paid to the stockholders if, as and when authorized by the Board and declared by the Company out of funds legally available therefor. Our Common Stock has no preemptive, exchange, conversion or redemption rights and is freely transferable, except when its transfer is restricted by the Certificate of Incorporation, federal and state securities laws or by contract. In the event of the Company’s liquidation, dissolution or winding up, each share of Common Stock would be entitled to share ratably in all of the Company’s assets that are legally available for distribution after the Company pays all debts and other liabilities and subject to any preferential rights of holders of the Company’s preferred stock, if any preferred stock is outstanding at such time. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the stockholders will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding Common Stock can elect all of the Company’s directors, and holders of less than a majority of such Common Stock will not be able to elect any directors.

Transferability of Common Stock

The Common Stock may be issued in reliance upon certain exemptions from registration or qualification under applicable Federal and state securities laws and so may be subject to certain restrictions on transferability. There will be no public market for the Common Stock and none is expected to develop. In addition, stockholders will not be entitled to withdraw their capital contributions, and Common Stock may not be assigned or transferred without the prior written consent of the Adviser, subject to certain exceptions. Accordingly, the Common Stock constitutes illiquid investments and should only be purchased by persons that are “accredited investors” as such term is defined under the Securities Act and able to bear the risk of their investment in Common Stock for an indefinite period of time.

Preferred Stock

This Private Offering does not include an offering of preferred shares. However, under the terms of the Organizational Documents, the Board may authorize the Company to issue preferred stock in one or more classes or series without stockholder approval, to the extent permitted by the 1940 Act. The Board has the power to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of each class or series of preferred stock. The Company does not currently anticipate issuing preferred stock in the near future. In the event it issues preferred stock, the Company will make any required disclosure to stockholders.

Preferred stock could be issued with terms that would adversely affect the stockholders, provided that the Company may not issue any preferred stock that would limit or subordinate the voting rights of stockholders. Preferred stockholders can have separate voting rights on certain matters and might have other rights, preferences or privileges more favorable than those of our common stockholders, which could permit such preferred stock to be used as an anti-takeover device in so far as it could have the effect of delaying, deferring or preventing a transaction or a change in control that might otherwise be in the best interest of our common stockholders. Every issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that: (1) immediately after issuance of, and before any distribution is made with respect to, Common Stock, the liquidation preference of the preferred stock, together with all other senior securities, must not exceed an amount equal to 50% (or 66 -2/3% if certain requirements are met) of the Company’s total assets (after taking into account such distribution), and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class voting separately to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two full years or more. Certain matters under the 1940 Act require the affirmative vote of the holders of at least a majority of the outstanding shares of preferred stock (as determined in accordance with the 1940 Act) voting together as a separate class. For example, the vote of such holders of preferred stock would be required to approve a proposal involving a plan of reorganization adversely affecting such securities. The issuance of any preferred stock must be approved by a majority of the Independent Directors not otherwise interested in the transaction.

Indemnification

Section 145 of the DGCL allows for the indemnification of officers, directors, and any corporate agents in terms sufficiently broad to indemnify such person under certain circumstances for liabilities, including reimbursement for expenses, incurred arising under the Securities Act. The Organizational Documents provide that the Company shall indemnify its directors and officers to the fullest extent authorized or permitted by law and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Company and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Company is not obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred includes the right to be paid by the Company the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

So long as the Company is regulated under the 1940 Act, the above indemnification is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct.

In addition, the Company intends to enter into indemnification agreements with its directors that will provide for a contractual right to indemnification to the fullest extent permitted by the DGCL.

The Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those conferred to directors and officers of the Company. The rights to indemnification and to the advance of expenses are subject to the requirements of the 1940 Act to the extent applicable. Any repeal or modification of the Certificate of Incorporation by the stockholders of the Company will not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Company existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Company may, to the extent permitted by applicable law and the terms of the Advisory Agreement, indemnify the Adviser and certain of its affiliates and other service providers.

DGCL and Certain Certificate of Incorporation Provisions

Delaware Anti-takeover Provisions

The DGCL contains provisions that could make it more difficult for a potential acquirer to acquire the Company by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with the Board. These measures may delay, defer or prevent a transaction or a change in control that might otherwise be in the best interests of the Company’s stockholders. The Company believes, however, that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because the negotiation of such proposals may improve their terms.

The Company is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

●	at or subsequent to such time, the business combination is approved by the Board and authorized at a meeting of stockholders, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition (in one transaction or a series of transactions) of 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.

The Board has adopted a resolution exempting from Section 203 of the DGCL any business combination between us and any other person, subject to prior approval of such business combination by the Board, including approval by a majority of the directors who are not “interested persons.”

Number of Directors; Vacancies; Removal

The Certificate of Incorporation provides that the number of directors is set only by the Board in accordance with the Bylaws. The Bylaws provide that a majority of the entire Board may at any time increase or decrease the number of directors. However, unless the Bylaws are amended, the number of directors may never be less than four nor more than eight. Under the DGCL, unless the Certificate of Incorporation provides otherwise, directors on a classified board such as the Board may be removed only for cause. Under the Organizational Documents, any vacancy on the Board, including a vacancy resulting from an enlargement of the Board, may be filled only by vote of a majority of the directors then in office. The limitations on the ability of the Company’s stockholders to remove directors and fill vacancies could make it more difficult for a third party to acquire, or discourage a third party from seeking to acquire, control of the Company.

Action by Stockholders

The Certificate of Incorporation provides that stockholder action can be taken either (i) at an annual or special meeting of stockholders, or (ii) by written consent by the holders of outstanding Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, in lieu of a meeting and without prior notice or vote. This may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Exclusive Forum

The Organizational Documents provide that, to the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or Bylaws or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a federal or state court located in the state of Delaware. Any person or entity purchasing or otherwise acquiring any interest in Common Stock of the Company shall be deemed, to the fullest extent permitted by law, to have notice of and consented to these exclusive forum provisions and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Company, with postage thereon prepaid.

Conflict with the 1940 Act

The Bylaws provide that, if and to the extent that any provision of the DGCL or any provision of the Certificate of Incorporation or Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.

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